EXHIBIT 12
KEYCORP
COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO
COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
(dollars in millions)
(unaudited)

	Year Ended December 31,

	2005		2004		2003		2002		2001

Computation of Earnings
Net income	$1,129		$954		$903		$976		$132
Add: Provision for income taxes	459		434		339		336		102
Less: Cumulative effect of accounting changes, net of tax	—		—		—		—		(25)

Income before income taxes and cumulative effect of accounting changes	1,588		1,388		1,242		1,312		259
Fixed charges, excluding interest on deposits	834		536		573		747		1,367

Total earnings for computation, excluding interest on deposits	2,422		1,924		1,815		2,059		1,626
Interest on deposits	1,026		677		703		897		1,478

Total earnings for computation, including interest on deposits	$3,448		$2,601		$2,518		$2,956		$3,104

Computation of Fixed Charges
Net rental expense	$128		$130		$131		$142		$145

Portion of net rental expense deemed representative of interest	$33		$32		$31		$27		$43
Interest on short-term borrowed funds	203		102		110		169		500
Interest on long-term debt, including capital securities	598		402		432		551		824

Total fixed charges, excluding interest on deposits	834		536		573		747		1,367
Interest on deposits	1,026		677		703		897		1,478

Total fixed charges, including interest on deposits	$1,860		$1,213		$1,276		$1,644		$2,845

Combined Fixed Charges and Preferred Stock Dividends
Preferred stock dividend requirement on a pre-tax basis	—		—		—		—		—
Total fixed charges, excluding interest on deposits	$834		$536		$573		$747		$1,367

Combined fixed charges and preferred stock dividends, excluding interest on deposits	834		536		573		747		1,367
Interest on deposits	1,026		677		703		897		1,478

Combined fixed charges and preferred stock dividends, including interest on deposits	$1,860		$1,213		$1,276		$1,644		$2,845

Ratio of Earnings to Fixed Charges
Excluding deposit interest	2.90	x	3.59	x	3.17	x	2.76	x	1.19	x
Including deposit interest	1.85	x	2.14	x	1.97	x	1.80	x	1.09	x
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends
Excluding deposit interest	2.90	x	3.59	x	3.17	x	2.76	x	1.19	x
Including deposit interest	1.85	x	2.14	x	1.97	x	1.80	x	1.09	x